Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Announces

SECOND Quarter 2017 Results

HOUSTON, August 3, 2017 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) today reported financial and operating results for the three and six months ended June 30, 2017.

Second quarter 2017 highlights include:

•	Average daily production of 6,100 barrels of oil equivalent (“Boe”) per day (“Boe/d”), exceeding high-end of guidance by 2%
•	Production volumes comprised of 73% liquids, in line with high-end of guidance
•	Mid-year proved reserves increased 18% over year-end 2016 proved reserves
•	Completion of the conversion of $37.5 million of convertible notes into 25,456,521 common shares

J. Russell Porter, Gastar's President and CEO, commented, “We continue to make progress delineating the Meramec and Osage formations across our acreage position.  To date, we have drilled a total of 21 Meramec and 13 Osage wells across our STACK Play acreage.  In addition, we have participated in numerous third-party wells within our footprint with initial production results that we believe confirm the quality of our acreage.  With our operated wells and non-operated well participation, we have now accumulated a substantial amount of well and formation data regarding the STACK Play.”

“We have decided to delay additional well completions across our acreage to allow Stephen Roberts, our newly appointed Chief Operating Officer, and his team the time necessary to evaluate recent results and determine the optimal completion procedures for our most recently drilled wells.  This delay will allow us to implement refinements to our completion approach that are expected to improve production performance.  We have already initiated enhancements and modifications to our drilling practices that have improved drilling times, eliminated certain drilling issues and reduced inefficiencies and costs.  As we make similar changes to our completions, I expect much improved total drilling and completion costs as well as production performance that should be evident over the second half of this year.”

“We are increasing our 2017 drilling capital budget by approximately $40 million, excluding land and other capitalized costs, to accommodate higher working interests in our operated wells, partially as a result of the termination of our drilling joint venture, more operated wells than originally budgeted and increased non-operated drilling activity.  The higher drilling capital activity is resulting in an increase in our full-year mid-point production guidance by 700 Boe/d,” concluded Porter.

Financial Review

Net loss attributable to Gastar’s common stockholders for the second quarter of 2017 was $6.4 million, or a loss of $0.03 per share, compared to a second quarter 2016 net loss of $18.1 million, or a loss of $0.17 per share.  Adjusted net loss attributable to common stockholders (non-GAAP), which excludes non-cash and unusual items, for the second quarter of 2017 was $9.8 million, or a loss of $0.05 per share, compared to an adjusted net loss attributable to common stockholders of $12.5 million, or a loss of $0.12 per share, for the second quarter 2016. (See the accompanying reconciliation of the non-GAAP financial measure adjusted net loss at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) (non-GAAP) for the second quarter of 2017 was $9.8 million compared to adjusted EBITDA of $6.8 million for the second quarter of 2016 and $10.6 million for the first quarter of 2017. (See the accompanying reconciliation of the non-GAAP financial adjusted EBITDA at the end of this news release.)

Total Company revenues were $22.6 million in the second quarter of 2017, an 86% increase from $12.2 million in the second quarter of 2016 and a 21% increase from $18.7 million in the first quarter of 2017.

Revenues from oil, condensate, natural gas and natural gas liquids (“NGLs”), before the effects of commodity derivatives contracts, totaled $17.3 million in the second quarter of 2017, a 16% increase from $14.9 million in the second quarter of 2016 and a slight decrease from $17.4 million in the first quarter of 2017.  The increase from second quarter of 2016 in oil, condensate, natural gas and NGLs revenues primarily resulted from a 21% increase in equivalent product pricing partially offset by a 4% decrease in equivalent production volumes.  The slight decrease from first quarter 2017 revenues was due to a 9% decrease in equivalent product pricing offset by a 9% increase in equivalent production volumes.

Commodity hedges were in place for approximately 61% of our oil and condensate production, 59% of our natural gas production and 24% of our NGLs production for the second quarter of 2017.  Commodity derivative contracts settled during the period resulted in a $2.0 million increase in revenue compared to a $565,000 increase in revenues in the second quarter of 2016.

The following table provides a summary of Gastar’s overall average commodity prices for the three and six months ended June 30, 2017 and 2016:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016(1)

Average sales price per unit:
Oil and condensate per Bbl, including impact of hedging activities (1)	$52.21	$43.59	$53.31	$42.48
Oil and condensate per Bbl, excluding impact of hedging activities	$45.94	$41.82	$47.28	$33.91
Natural gas per Mcf, including impact of hedging activities (1)	$2.51	$1.84	$2.85	$1.65
Natural gas per Mcf, excluding impact of hedging activities	$2.54	$1.84	$2.76	$1.40
NGLs per Bbl, including impact of hedging activities (1)	$19.41	$12.62	$21.74	$9.38
NGLs per Bbl, excluding impact of hedging activities	$17.02	$12.02	$19.45	$6.98
Average sales price per Boe, including impact of hedging activities (1)	$34.49	$26.57	$36.02	$20.60
Average sales price per Boe, excluding impact of hedging activities	$30.88	$25.60	$32.37	$16.49

_____________________________

(1)	The impact of hedging includes only the gain (loss) on commodity derivative contracts settled during the periods presented.

For details on Gastar’s current hedging position, please see our Form 10-Q for the quarter ended June 30, 2017 filed with the U.S. Securities and Exchange Commission (“SEC”).

Average daily Mid-Continent production for the second quarter of 2017 was 6,100 Boe/d as compared to 6,200 Boe/d in the second quarter of 2016 and 5,700 Boe/d in the first quarter of 2017.

In the Mid-Continent area, average daily production in the second quarter of 2017 decreased 2% compared to the second quarter of 2016 and sequentially increased 7% primarily due to increased well completion activity.  Second quarter 2017 Mid-Continent equivalent production consisted of approximately 73% liquids, comprised of 50% oil and 23% NGLs, up 2% from second quarter 2016 production and up 1% from first quarter 2017.

Lease operating expenses (“LOE”) per Boe of production were $9.20 in the second quarter of 2017 versus $7.86 in the second quarter of 2016 and $9.93 in the first quarter of 2017, including workover costs.  Excluding workover expense, LOE per Boe for the second quarter of 2017 was $8.49 as compared to $8.24 per BOE in the second quarter of 2016 and $7.73 per Boe for the first quarter of 2017.

General and administrative (“G&A”) expense was $4.6 million in the second quarter of 2017 compared to $6.3 million in the second quarter of 2016 and $3.8 million in the first quarter of 2017. G&A expense for the second quarter of 2017 included $1.2 million of non-cash stock-based compensation expense, versus $702,000 in the second quarter of 2016 and $996,000 in the first quarter of 2017.  Increase in sequential cash G&A expense was primarily due to additional legal and public company costs.

Liquidity

Gastar’s net capital expenditures, excluding acquisitions, in the second quarter of 2017 totaled $32.5 million, comprised of $24.6 million for drilling, completions and infrastructure costs, $5.7 million for unproved acreage extensions, renewals and additions and $2.2 million of other capitalized costs.  For the remainder of 2017, our capital expenditure budget, including other capitalized costs, is $71.8 million, comprised of $53.6 million for drilling, completion and infrastructure costs, $11.9 million for lease renewal and extension costs and $6.3 million of other capitalized costs.

At June 30, 2017, Gastar had approximately $38.7 million in available cash and cash equivalents and $412.5 million in long-term borrowings outstanding.

Series A and Series B Preferred Dividends Suspended

To preserve our liquidity in the current commodity price environment, commencing August 2017, we are suspending the declaration and payment of monthly cash dividends on our outstanding Series A and Series B Preferred Stock.  Dividends on the Series A and Series B Preferred Stock will accumulate regardless of whether any such dividends are declared or not.

Term Loan Amendment

Pursuant to an amendment to Gastar’s term loan, commencing July 1, 2017 through December 31, 2018, the Company has elected to pay-in-kind (“PIK”) 100% of the term loan interest.   Effective January 1, 2019, the Company may elect to continue to PIK up to 50% of the term loan interest.   The term loan interest increased to 10.25% per annum with the election to PIK effective July 1, 2017 and the PIK interest will be paid quarterly by issuing additional term loan notes.

Operations Review and Update

The following table provides a summary of Gastar’s Mid-Continent production volumes and average commodity prices for the three and six months ended June 30, 2017 and 2016:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net Production:
Oil and condensate (MBbl)	277	271	527	548
Natural gas (MMcf)	923	970	1,784	1,920
NGLs (MBbl)	128	133	245	252
Total net production (MBoe)	559	566	1,070	1,120
Net Daily Production:
Oil and condensate (MBbl/d)	3.0	3.0	2.9	3.0
Natural gas (MMcf/d)	10.1	10.7	9.9	10.5
NGLs (MBbl/d)	1.4	1.5	1.4	1.4
Total net daily production (MBoe/d)	6.1	6.2	5.9	6.2
Average sales price per unit(1):
Oil and condensate (per Bbl)	$45.93	$41.55	$47.28	$35.80
Natural gas (per Mcf)	$2.54	$1.87	$2.76	$1.84
NGLs (per Bbl)	$17.01	$14.53	$19.45	$12.57
Average sales price per Boe(1)	$30.88	$26.54	$32.37	$23.50

_____________________________

(1)	Excludes the impact of hedging activities

During the three and six months ended June 30, 2017, Gastar commenced flow back on seven gross (0.8 net) and 13 gross (1.6 net) operated Meramec wells, respectively, and three gross (2.7 net) and four gross (2.8 net) operated Osage wells, respectively.

Subsequent to June 30, 2017 through July 31, 2017, Gastar commenced flow back on four gross (2.6 net) operated Osage wells.

Subsequent to May 10, 2017 and through July 31, 2017, nine gross Meramec wells obtained a 24-hour average peak production rate of 614 Boe/d (79% oil) and one gross Osage well obtained a 24-hour average peak production rate of 201 Boe/d (57% oil).

Joint Development Agreement

On July 31, 2017, pursuant to the development agreement, the investor notified Gastar that it has elected not to participate in the second 20-well tranche of the joint development drilling program.  The investor will continue to participate in the completion and operation of the 20 wells drilled within the first tranche of the drilling program, of which as of the date of this release, 19 have been completed and are currently producing and one well is awaiting completion.

Capital Budget 2017

Gastar’s Board of Directors has approved a revised 2017 capital budget of $129.2 million, an increase of $45.3 million comprised of $40.5 million of drilling and completion costs, $2.5 million for leasing costs and $2.3 million of other capitalized costs.  Of the increase in budgeted drilling and completion costs, $35.4 million is in response to the termination of the joint development agreement, overall higher operated working interests and well costs to date and an increase in operated drilling activity of six additional gross (4.5 net) wells and $5.1 million for increased non-operated well drilling activity on the Company’s acreage.  The increase in the land budget primarily reflects the costs related to additional working interest acreage acquired from non-participating interest owners pursuant to the Oklahoma forced pooling process.

Guidance for Third Quarter 2017 and Full-Year 2017

We are updating our previously issued guidance for the full-year 2017.

Our guidance for the third quarter of and updated full-year 2017 is provided in the table below and represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward Looking Statements."

Production	Third Quarter 2017	Full-Year 2017

Net average daily (MBoe/d)(1)	6.3 – 6.8	6.2 – 6.8
Liquids percentage (oil and NGLs)	72% – 74%	72% – 75%

Cash Operating Expenses
Production taxes (% of production revenues)	2.6% – 2.8%	2.5% – 2.8%
Direct lease operating ($/Boe)	$8.20 – $8.80	$8.50 – $9.00
Transportation, treating & gathering ($/Boe)	$0.80 – $0.90	$0.80 – $0.86
Cash general & administrative ($/Boe)	$4.20 – $4.50	$4.80 – $5.00

________________

(1)Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

Mid-Year 2017 Reserve Update

SEC proved reserve estimates as of June 30, 2017 totaled 30.1 MMBoe, an 18% increase over year-end 2016 proved reserves.  The mid-year 2017 reserves were 47% proved developed and comprised of 16.6 million barrels of crude oil and condensate, 6.3 million barrels of NGLs and 43.1 billion cubic feet of natural gas.  The pre-tax SEC-priced present value of future cash flows of these reserves, discounted at 10% ("PV-10") (a non-GAAP financial measure defined below in “Information on Reserves and PV-10 Value”), was $199.3 million, a 41% increase as compared to year-end 2016 as a result of higher proved reserve volumes and SEC prices.  In accordance with SEC regulations, estimates of proved reserves as of June 30, 2017 were calculated using the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period July 1, 2016 through June 30, 2017.  For oil, the average 12-month West Texas Intermediate price utilized was $48.95 per barrel, compared to $42.75 per barrel for year-end 2016 SEC proved reserves, and for natural gas, the average 12-month Henry Hub price utilized was $3.01 per million British thermal unit (“MMBtu”), compared to $2.48 per MMBtu for year-end 2016 SEC proved reserves.  These benchmark oil and natural gas prices were adjusted for energy content or quality, transportation and regional price differentials by area.

For a discussion of PV-10 and the standardized measure of future net cash flows, see "Information on Reserves and PV-10 Value."

Conference Call

Gastar has scheduled a conference call for 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Friday, August 4, 2017.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through August 11 by dialing 1-201-612-7415 and using the conference ID: 13666599.

By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

Information on Reserves and PV-10 Value

At June 30, 2017, future cash inflows were computed using the 12-month unweighted arithmetic average of the first-day-of-the-month prices for natural gas and oil (the “benchmark base prices”) adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials, relating to the Company’s proved reserves.  Benchmark base prices are held constant in accordance with SEC guidelines for the life of the wells but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials. The average benchmark base prices used in our June 30, 2017 SEC compliant reserves report are significantly above current market commodity prices.

PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of our estimated proved reserves.  PV-10 is a non-GAAP financial measure as defined by the SEC.  We believe that the presentation of PV-10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account corporate future income taxes and our current tax structure.  We further believe investors and creditors use PV-10 as a basis for comparison of the relative size of our reserves as compared with other companies.

The financial measure most directly comparable to PV-10 is the standardized measure of future net cash flows (“Standardized Measure”) which takes into account future income taxes and our current tax structure.  As a result of our current net operating tax loss position, no future income taxes are anticipated and the PV-10 value shown should be reflective of our Standardized Measure.

The Company’s June 30, 2017 total proved reserves estimates were prepared by Wright & Company, Inc.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the second quarter and full-year of 2017 are based upon the current 2017 planned capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including changes in commodity prices, drilling results, our liquidity position, availability of crews, supplies and production capacity, weather delays and significant changes in drilling costs.

Unless otherwise stated herein, equivalent volumes of production are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

- Financial Tables Follow –

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$12,744	$11,345	$24,934	$20,158
Natural gas	2,345	1,876	4,933	5,894
NGLs	2,179	1,710	4,770	3,405
Total oil and condensate, natural gas and NGLs revenues	17,268	14,931	34,637	29,457
Gain (loss) on commodity derivatives contracts	5,378	(2,778)	6,678	(2,493)
Total revenues	22,646	12,153	41,315	26,964
EXPENSES:
Production taxes	469	364	954	1,069
Lease operating expenses	5,146	4,584	10,218	10,663
Transportation, treating and gathering	440	395	751	1,008
Depreciation, depletion and amortization	6,051	5,591	10,703	19,320
Impairment of natural gas and oil properties	—	—	—	48,497
Accretion of asset retirement obligation	58	89	109	194
General and administrative expense	4,591	6,272	8,415	11,947
Total expenses	16,755	17,295	31,150	92,698
INCOME (LOSS) FROM OPERATIONS	5,891	(5,142)	10,165	(65,734)
OTHER (EXPENSE) INCOME:
Interest expense	(8,736)	(9,263)	(19,585)	(18,561)
Loss on early extinguishment of debt	—	—	(12,172)	—
Investment and other income	66	(76)	115	(43)
LOSS BEFORE PROVISION FOR INCOME TAXES	(2,779)	(14,481)	(21,477)	(84,338)
Provision for income taxes	—	—	—	—
NET LOSS	(2,779)	(14,481)	(21,477)	(84,338)
Dividends on preferred stock	(3,619)	—	(7,237)	(3,618)
Undeclared cumulative dividends on preferred stock	—	(3,619)	—	(3,619)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,398)	$(18,100)	$(28,714)	$(91,575)
NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.03)	$(0.17)	$(0.16)	$(1.00)
Diluted	$(0.03)	$(0.17)	$(0.16)	$(1.00)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	199,547,446	104,009,337	181,430,409	91,398,735
Diluted	199,547,446	104,009,337	181,430,409	91,398,735

GASTAR EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,686	$71,529
Accounts receivable, net of allowance for doubtful accounts of $1,953,respectively	56,273	26,883
Commodity derivative contracts	7,463	6,212
Prepaid expenses	725	755
Total current assets	103,147	105,379
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	126,501	67,333
Proved properties	1,277,551	1,253,061
Total natural gas and oil properties	1,404,052	1,320,394
Furniture and equipment	3,015	2,622
Total property, plant and equipment	1,407,067	1,323,016
Accumulated depreciation, depletion and amortization	(1,141,715)	(1,131,012)
Total property, plant and equipment, net	265,352	192,004
OTHER ASSETS:
Restricted cash	369	—
Commodity derivative contracts	1,973	1,638
Deferred charges, net	—	676
Advances to operators and other assets	54	102
Other	405	405
Total other assets	2,801	2,821
TOTAL ASSETS	$371,300	$300,204
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,064	$8,867
Revenue payable	14,933	6,690
Accrued interest	812	3,515
Accrued drilling and operating costs	6,786	2,615
Advances from non-operators	2,895	3,504
Commodity derivative contracts	—	338
Commodity derivative premium payable	1,492	1,654
Asset retirement obligation	—	89
Other accrued liabilities	2,858	2,462
Total current liabilities	44,840	29,734
LONG-TERM LIABILITIES:
Long-term debt	330,841	404,493
Commodity derivative premium payable	281	969
Asset retirement obligation	4,399	5,443
Total long-term liabilities	335,521	410,905
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.01 per share, 40,000,000 shares authorized
8.625% Series A Cumulative Preferred stock, 10,000,000 shares designated; 4,045,000 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively, with liquidation preference of $25.00 per share	41	41
10.75% Series B Cumulative Preferred stock, 10,000,000 shares designated; 2,140,000 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively, with liquidation preference of $25.00 per share	21	21
Common stock, par value $0.001 per share; 550,000,000 and 800,000,000 shares authorized at June 30, 2017 and December 31, 2016, respectively; 213,947,634 and 150,377,870 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	214	150

Additional paid-in capital	815,842	644,306
Accumulated deficit	(825,179)	(784,953)
Total stockholders' equity	(9,061)	(140,435)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$371,300	$300,204

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2017	2016
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,477)	$(84,338)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	10,703	19,320
Impairment of natural gas and oil properties	—	48,497
Stock-based compensation	2,199	2,335
Total (gain) loss on commodity derivatives contracts	(6,678)	2,493
Cash settlements of matured commodity derivative contracts, net	3,553	9,581
Cash premiums paid for commodity derivatives contracts	—	(565)
Amortization of deferred financing costs and debt discount	4,927	2,825
Accretion of asset retirement obligation	109	194
Loss on sale of furniture and equipment	—	97
Loss on early extinguishment of debt	12,172	—
Changes in operating assets and liabilities:
Accounts receivable	(29,115)	4,260
Prepaid expenses	30	175
Accounts payable and accrued liabilities	6,983	570
Net cash (used in) provided by operating activities	(16,594)	5,444
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(48,274)	(23,370)
(Acquisition of) refund for oil and natural gas properties	(54,462)	1,664
Proceeds from sale of oil and natural gas properties	26,780	77,621
Application of proceeds from non-operators	(609)	(162)
Advances to operators	—	(69)
(Purchase) sale of furniture and equipment	(393)	82
Net cash (used in) provided by investing activities	(76,958)	55,766
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	250,000	—
Proceeds from convertible notes	200,000	—
Repayment of senior secured notes	(325,000)	—
Repayment of revolving credit facility	(84,630)	(100,370)
Loss on early extinguishment of debt	(7,011)	—
Proceeds from issuance of common shares, net of issuance costs	56,367	45,069
Dividends on preferred stock	(18,092)	(3,618)
Deferred financing charges	(9,971)	(893)
Increase in restricted cash	(369)	—
Tax withholding related to restricted stock and PBU vestings	(585)	(711)
Net cash provided by (used in) financing activities	60,709	(60,523)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(32,843)	687
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	71,529	50,074
CASH AND CASH EQUIVALENTS, END OF PERIOD	$38,686	$50,761

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,398)	$(18,100)	$(28,714)	$(91,575)
SPECIAL ITEMS:
(Gains) losses related to the change in mark to market value for outstanding commodity derivatives contracts	(3,356)	3,343	(2,774)	9,840
Impairment of oil and natural gas properties	—	—	—	48,497
Loss on early extinguishment of debt	—	—	12,172	—
Non-recurring general and administrative costs related to acquisition of assets	—	124	—	399
Non-recurring severance costs related to property divestments	—	140	—	677
Allowance for bad debt	—	1,953	—	1,953

ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,754)	$(12,540)	$(19,316)	$(30,209)

ADJUSTED NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.05)	$(0.12)	$(0.11)	$(0.33)
Diluted	$(0.05)	$(0.12)	$(0.11)	$(0.33)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	199,547,446	104,009,337	181,430,409	91,398,735
Diluted	199,547,446	104,009,337	181,430,409	91,398,735

Reconciliation of Cash Flows before Working Capital Changes and as Adjusted for Special Items:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,779)	$(14,481)	$(21,477)	$(84,338)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	6,051	5,591	10,703	19,320
Impairment of oil and natural gas properties	—	—	—	48,497
Stock-based compensation	1,203	702	2,199	2,335
Mark to market of commodity derivatives contracts:
Total (gain) loss on commodity derivatives contracts	(5,378)	2,778	(6,678)	2,493
Cash settlements of matured commodity derivatives contracts, net	1,870	1,423	3,553	9,581
Cash premiums paid for commodity derivatives contracts	—	(565)	—	(565)
Amortization of deferred financing costs and debt discount	3,217	1,835	4,927	2,825
Accretion of asset retirement obligation	58	89	109	194
Loss on sale of assets	—	97	—	97
Loss on early extinguishment of debt	—	—	12,172	—
Cash flows from operations before working capital changes	4,242	(2,531)	5,508	439
Dividends on preferred stock(1)	(3,619)	(3,619)	(7,237)	(7,237)
Non-recurring general and administrative costs related to acquisition of assets	—	124	—	399
Non-recurring severance costs related to property divestments	—	140	—	677
Allowance for bad debt	—	1,953	—	1,953
Adjusted cash flows from operations	$623	$(3,933)	$(1,729)	$(3,769)

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(1)Excludes $10.9 million of accumulated dividends for the period April 2016 to December 2016 declared and paid in January 2017.  The three and six months ended June 30, 2016 includes accumulated undeclared and unpaid dividends for preferred stock of $3.6 million.

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,398)	$(18,100)	$(28,714)	$(91,575)
Interest expense	8,736	9,263	19,585	18,561
Loss on early extinguishment of debt	—	—	12,172	—
Depreciation, depletion and amortization	6,051	5,591	10,703	19,320
Impairment of oil and natural gas properties	—	—	—	48,497
EBITDA	8,389	(3,246)	13,746	(5,197)
Dividends on preferred stock	3,619	—	7,237	3,618
Undeclared cumulative dividends on preferred stock	—	3,619	—	3,619
Accretion of asset retirement obligation	58	89	109	194
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	(3,356)	3,343	(2,774)	9,840
Non-cash stock-based compensation expense	1,203	702	2,199	2,335
Investment income and other	(66)	76	(115)	43
Non-recurring general and administrative costs related to acquisition of assets	—	124	—	399
Non-recurring severance costs related to property divestments	—	140	—	677
Allowance for bad debt	—	1,953	—	1,953
ADJUSTED EBITDA	$9,847	$6,800	$20,402	$17,481

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